Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is entered into as of May 18, 2012 by and among Lone Pine Holdings, Inc., a Nevada corporation (“LNPI”); Flux Power, Inc., a California corporation (the “Company”); and the shareholders of the Company who have executed this Agreement on the signature page hereto (the “Company Shareholders”); and with respect to the following facts:

A.           The Company is engaged in the business of designing, manufacturing and selling of battery cells and battery management systems;

B.           LNPI is a company whose shares of common stock are registered with the Securities and Exchange Commission (“SEC”) and is a shell company;

C.           The Company Shareholders own all of the equity of the Company.  LNPI desires to acquire all of the equity ownership of the Company from the Company Shareholders in exchange for 37,714,514 newly issued shares of LNPI's Common Stock based on the Share Exchange Ratio (as defined below), on the terms and conditions set forth herein.

D.           As a result of the transactions contemplated herein, it is the intent of parties that the Company Shareholders will own, in the aggregate, approximately 91% of the issued and outstanding shares of LNPI's Common Stock after the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and promises set forth herein, the parties agree as follows:

ARTICLE 1
Definitions

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.

“Contingent Obligation” has the meaning set forth in Section 3.23.

“Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

           “Environmental Laws” has the meaning set forth in Section 3.26.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hazardous Materials” has the meaning set forth in Section 3.26.

“Indebtedness” has the meaning set forth in Section 3.23.

“Insolvent” has the meaning set forth in Section 3.7.

“Intellectual Property Rights” has the meaning set forth in Section 3.16.

 “Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“Material Adverse Effect” with respect to a party shall means (i) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the party or (ii) material and adverse impairment of the party’s ability to perform its obligations under any of the Agreement.

“Material Permits” has the meaning set forth in Section 3.18.

“Options” means any outstanding rights, warrants or options to subscribe for of purchase Common Stock or Convertible Securities.

“Person” has the meaning set forth in Section 3.23.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Share Exchange Ratio” means each one (1) share of common stock of the Company shall be exchanged for 2.9547039 shares of LNPI’s common stock.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board, or OTC Markets’ OTCQB, on which the Common Stock is listed or quoted for trading on the date in question.

“U.S. GAAP” means Generally Accepted Accounting Principles in the United States as promulgated by the Financial Accounting Standards Board.

ARTICLE 2
SECURITIES EXCHANGE

2.1           Agreement to Exchange Securities. Subject to the terms and upon the conditions set forth herein, each Company Shareholder agrees to assign, transfer and deliver to LNPI, and LNPI agrees to acquire from each Company Shareholder, at the Closing, all of the shares of capital stock of the Company, consisting of Common Stock, par value $0.001 per share (the “Company Shares”) owned by the respective Company Shareholder as indicated on the signature page, in exchange for the issuance of newly issued shares of LNPI’s Common Stock, $0.001 par value (“Common Stock”), based on the Share Exchange Ratio (the “Exchange”). The number of shares of Common Stock to be delivered to each of the Company Shareholders for the purchase of all of their Company Shares shall be set forth in Schedule A at the Closing (the “Purchase Price Shares”). No certificates representing fractional LNPI Common Stock shall be issued pursuant to this Section 2.1.  In lieu of any such fractional securities, each Company Shareholder who would otherwise have been entitled to a fraction of a share of LNPI Common Stock will receive one whole share in lieu of such fractional share, as applicable.

2.2           Assumption of Options. At the Closing, the Company’s 2010 Stock Plan (“Plan”) and all stock options of the Company under such Plan (“Company Stock Options”) outstanding at the Closing Date, whether or not exercisable and whether or not vested (all of which are listed in the Company Disclosure Schedule as defined in Article 5 hereof) shall be assumed by LNPI in a manner that complies with Sections 424(a) and 409A of the Internal Revenue Code (“Assumed Options”).  The Assumed Options shall continue to have, and be subject to, substantially the same terms and conditions as set forth in the Plan and the Stock Option Agreement pursuant to which they were granted, with the exception that shares issuable upon exercise of the Assumed Options shall be shares of LNPI’s Common Stock, and the exercise price and number of shares subject to the Assumed Options shall be adjusted pursuant to the Share Exchange Ratio.

2.3           Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on May  31, 2012 upon the exchange of the Company Shares and the purchase of the Common Stock as described in Section 2.1 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

2.4           Deliverables at Closing.

(a)           Company Shares.  Each of the Company Shareholders shall deliver to LNPI on the Closing Date certificates for the Company Shares owned by the Company Shareholders, or an equivalent document evidencing ownership of the Company Shares (“Company Certificates”), along with duly executed stock powers of such Company Certificates, in order to effectively vest in LNPI all right, title and interest in and to the Company Shares owned by the Company Shareholders. The Company shall record and cause to be recorded the transfer of the Company Shares on its transfer books.  From time to time after the Closing Date, and without further consideration, the Company Shareholders will execute and deliver such other instruments of transfer and take such other actions as LNPI may reasonably request in order to effectively transfer to LNPI the Company Shares intended to be transferred hereunder.

(b)           Purchase Price Shares.  On the Closing Date, LNPI shall deliver to the Company Shareholders per the allocation set forth in Schedule A the original certificates evidencing the Purchase Price Shares, and in form and substance satisfactory to the Company Shareholders, in order to effectively vest in each Company Shareholder its respective right, title and interest in and to the Purchase Price Shares.

(c)           Legal Opinion. On the Closing Date, LNPI shall deliver or cause to be delivered to the Company an executed legal opinions from LNPI’s counsel in the form of Exhibit C.

2.5           Restricted Securities.  The Purchase Price Shares shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in 6.3 hereof.

2.6           Tax Consequence. For federal income tax purposes, this transaction is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code, and the parties shall report the transactions contemplated by the this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith.  The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the  meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of LNPI, LNPI Shareholder, the Company, or Company Shareholders have taken or failed to take, and after the Closing Date, LNPI shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LNPI

LNPI hereby represents and warrants to the Company that the statements contained in this Article 3 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit A (the “LNPI Disclosure Schedule”), which is divided into sections that correspond to the sections of this Article 3 (with the disclosures in any such section of the LNPI Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 3 and any other representations and warranties of this Article 3 to which such disclosure would reasonably relate).

3.1           Corporate Organization. LNPI is a corporation duly organized, validly existing and in good standing under the laws of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as whole.  LNPI has no subsidiaries and does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity except for Flux Power Holdings, Inc., a wholly-owned Nevada corporation.

3.2           Authorization; Enforcement. LNPI has the requisite corporate authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of Agreement by LNPI and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LNPI and no further consent or action is required by LNPI, its Board of Directors or its shareholders. The Agreement has been (or upon delivery will be) duly executed by LNPI and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of LNPI enforceable against LNPI in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3           No Conflicts. The execution, delivery and performance of the Agreement by LNPI and the consummation by LNPI of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of LNPI’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a LNPI debt or otherwise) or other understanding to which LNPI is a party or by which any property or asset of LNPI is bound, or affected, except in the cases of clauses (ii) and (iii) above to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which LNPI is subject (including, assuming the accuracy of the representations and warranties of the Company Shareholders set forth in Article 5 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which LNPI or its securities are subject, including all applicable Trading Markets), or by which any properties or assets of LNPI are bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

3.4           Duly Authorized.  The Purchase Price Shares are duly authorized and, when issued and paid for in accordance with the Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights of shareholders.

3.5           Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, Options and other securities of LNPI (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of LNPI) is set forth in the LNPI Disclosure Schedule hereto. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws. Except as disclosed in the LNPI Disclosure Schedule hereto, LNPI does not have outstanding any Options, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or has not entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth in the LNPI Disclosure Schedule hereto, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by LNPI (or in any agreement providing rights to security holders) and the issuance and sale of the Purchase Price Shares will not obligate LNPI to issue shares of Common Stock or other securities to any Person (other than the Company Shareholders) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.6           SEC Filings; Financial Statements.  All statements, reports, schedules, forms and other documents required to have been filed by LNPI with the SEC (“SEC Reports”) have been so filed and on a timely basis for at least the prior two years. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (“Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. LNPI has a class of securities registered under the Exchange Act.  LNPI’s fiscal year is December 31 and such fiscal year has been determined and approved by LNPI’s board of directors.  The SEC Reports contain a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto), on a consolidated basis, for the period from January 1, 2010 to fiscal year ended December 31, 2011prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB.  Such financial statements fairly present in all material respects the financial position of LNPI, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The audited financial statements and unaudited financial statements described in this Section 3.6 are collectively referred to herein as the “U.S. GAAP Financial Statements”.

3.7           Material Changes; Undisclosed Events, Liabilities or Developments; Solvency. Since the date of the latest audited financial statements included within its Form 10-K filed with the SEC on March 23, 2012, except as disclosed in the LNPI Disclosure Schedule hereto, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a Material Adverse Effect, (ii) LNPI has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in LNPI’s financial statements pursuant to U.S. GAAP or required to be disclosed in filings made with the SEC, (iii) LNPI has not altered its method of accounting or changed its auditors, (iv) LNPI has not declared or made any dividend or distribution of cash or other property to its shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) LNPI has not issued any equity securities to any officer, director or Affiliate. LNPI has not taken any steps to seek protection pursuant to any bankruptcy law nor does LNPI have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. LNPI is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent (as defined below). For purposes of this Section 3.7, “Insolvent” means (i) the present fair saleable value of LNPI’s assets, as the case may be, is less than the amount required to pay LNPI’s total Indebtedness), (ii) LNPI is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) LNPI intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) LNPI has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.8           Absence of Litigation. There is no action, suit, claim, or Proceeding, or, to LNPI’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of LNPI, threatened against or affecting LNPI or any Subsidiary that could, individually or in the aggregate, have a Material Adverse Effect.

3.9           Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) LNPI is not in violation of any order of any court, arbitrator or governmental body, and (ii) LNPI is not or has not been in violation of any statute, rule or regulation of any governmental authority.

3.10           Title to Assets. LNPI does not own any real property. LNPI has good and marketable title in all personal property owned by it that is material to the business of LNPI, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by LNPI is held by it under valid, subsisting and enforceable leases of which LNPI is in material compliance. All leases held by LNPI shall terminate effective as of the Closing Date.

3.11           No General Solicitation; Placement Agent’s Fees. Neither LNPI, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Common Stock.

3.12           Investment Company. Neither LNPI nor any of its Affiliates nor, any Person acting on LNPI’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by LNPI of the Common Stock as contemplated hereby or (ii) cause the offering of the Common Stock pursuant to the Agreement to be integrated with prior offerings by LNPI for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market. Assuming the accuracy of the representations and warranties of the Company Shareholders set forth in Article 5, no registration under the Securities Act is required for the offer and sale of the Common Stock by LNPI to the Company Shareholders as contemplated hereby. The sale and issuance of the Common Stock hereunder does not contravene the rules and regulations of any Trading Market on which the Common Stock is listed or quoted.

3.13           Listing and Maintenance Requirements. LNPI’s Common Stock is quoted on the OTCQB under the symbol “LNPI” and is “DTC eligible”. LNPI has not, in the twelve months preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that LNPI is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.14           Registration Rights. LNPI has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of LNPI registered with the SEC or any other governmental authority that have not expired or been satisfied or waived.

3.15           Books and Records.  The books of account, minute books, stock record books, and other material records of LNPI, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of LNPI contain accurate and complete records of all formal meetings held, and corporate action taken by, the members, shareholders, the managers and committees of the managers of LNPI.  At the Closing, all of those books and records will be in the possession of the Company.

3.16           Patents and Trademarks. LNPI does not own, or possess any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights (“Intellectual Property Rights”).

3.17           Regulatory Permits. LNPI possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective business as presently conducted (“Material Permits”), except where the failure to possess such permits does not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and LNPI has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

3.18           Transactions With Affiliates and Employees. None of the officers, directors or employees of LNPI is presently a party to any transaction with the LNPI that would be required to be reported on Form 10-K by Item 13 thereof pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the LNPI’s knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.19           Internal Accounting Controls. LNPI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20           Sarbanes-Oxley Act. LNPI is in compliance in all material respects with requirements of the Sarbanes-Oxley Act of 2002 applicable to Smaller Reporting Companies and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

3.21           Foreign Corrupt Practices. LNPI, to the knowledge of LNPI, any director, officer, agent, employee or other Person acting on behalf of LNPI, has not, in the course of its actions for, or on behalf of, LNPI (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22           Indebtedness. Except as disclosed in the SEC Reports, LNPI (i) does not have any outstanding Indebtedness (as defined below), (ii) is not in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, and (iii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of LNPI’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with U.S. GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity. LNPI will take all steps to reduce its total Indebtedness to less than $1,000 at the Closing Date, except any expenses which pursuant to Section 11.2 are payable at the closing on the Private Placement.

3.23           Employee Relations. LNPI is not a party to any collective bargaining agreement or employs any member of a union. LNPI believes that its relations with its employees are as disclosed in its SEC Reports. Except as contemplated in the Agreement, no executive officer of LNPI has notified LNPI that such officer intends to leave LNPI, as applicable, or otherwise terminate such officer’s employment with LNPI. To the knowledge of LNPI, no executive officer of the Company is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject LNPI to any liability with respect to any of the foregoing matters.

3.24           Labor Matters.  LNPI is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.25           Environmental Laws. LNPI (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.26           Tax Status. For purposes of this Agreement, “Tax” or “Taxes” refers to any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts.

To the knowledge of LNPI:

(i)           LNPI has timely filed and paid all Taxes required for fiscal year ended December 31, 2011.

(ii)           LNPI has timely filed all the returns, estimates, information statements and reports relating to Taxes required to be filed with any Tax Authority prior to the date hereof. All such filings are true, correct and complete in all material respects. LNPI has  paid all Taxes shown to be due on such filings.

(iii)           All Taxes that LNPI is required by law to withhold or collect have been duly withheld or collected, and has been timely paid over to the proper Authority to the extent due and payable.

(iv)           No audit or other examination of any Tax return filed by LNPI by any Tax Authority is presently in progress, nor has LNPI been notified of any request for such an audit or other examination.

(v)           LNPI has no liability for any unpaid Taxes which have not been accrued for or reserved on LNPI’ balance sheets included in the U.S. GAAP Financial Statements for the most recent fiscal year, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with operation of LNPI business.

3.28           No Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LNPI.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE COMPANY SHAREHOLDERS

The Company and the Company Shareholders, jointly and severely, represent and warrant to LNPI, that the statements contained in this Article 5 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit B (the “Company Disclosure Schedule”), which are divided into sections that correspond to the sections of this Article 5 (with the disclosures in any such section of the Company Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 4 and any other representations and warranties of this Article 4 to which such disclosure would reasonably relate).

4.1           Corporate Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of California with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as whole.  The Company has no subsidiary.

4.2           Authorization.  The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize the transactions contemplated hereby and thereby.

4.3           Capitalization. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule.  The number of shares of Company Common Stock outstanding as of the date of this Agreement and as set forth in Company Disclosure Schedule represent all of the issued and outstanding capital securities of the Company.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.  There are no shares of Company Common Stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights.  Other than the options to acquire 1,535,500 shares of the Company Common Stock under the Plan, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument.  The Company has no subsidiaries.

4.4           Financial Statements.  The Company has provided to LNPI a correct and complete copy of the audited consolidated financial statements for the Company for the fiscal years ended June 30, 2010 and 2011 (“Audited Financial Statements”), and unaudited consolidated financial statements for the nine months ended March 30, 2012 and 2011 prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the PCAOB by an independent accountant registered with PCAOB.  Such financial statements fairly present in all material respects the financial position of the Company, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

4.5           Non-Contravention.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a)           violate any provision of the charter documents of the Company;

(b)           be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of their respective properties or assets is or may be bound;

(c)           result in the creation or imposition of any encumbrance upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of its respective assets or properties is or may be bound; or

(d)           violate any Law of any Authority.

4.6           Consents and Approvals.  No consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated herein.

4.7           Absence or Certain Changes or Events. Except as set forth on Company Disclosure Schedule, since March 31, 2012, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a)           material adverse change with respect to the Company;

                      (b)           condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(c)           incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to LNPI in writing;

(d)           creation or other incurrence by the Company of any lien on any asset other than in the ordinary course consistent with past practices;

(e)           transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(e)           payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(f)           write-offs or write-downs of any assets of the Company;

(g)           creation, termination or amendment of, or waiver of any right under, any material contract of the Company;

(h)           damage, destruction or loss having, or reasonably expected to have, a material adverse effect on the Company;

(i)           other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company;

(j)           issuance of any Options other than the Company Stock Options; or

(k)           agreement or commitment to do any of the foregoing.

4.8           Taxes. The Company has (a) duly and timely filed all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to the Company and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

Furthermore, (i) the reserves and provisions for Taxes reflected in the Audited Financial Statements are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against the Company and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against the Company of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) the Company has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

4.9           Property.

(a)            The Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under  lease  by the Company are held by the Company under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(b)           The Company has good and marketable title to, or in the case of leased  property,  a valid leasehold  interest in, the office space, computers, equipment and other material tangible assets which are material to its business.  Except as set forth on the Company Disclosure Schedule, each such tangible asset is in all material respects in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used, and, except as to leased assets, free and clear of any and all security interests.  The Company does not have any knowledge of any dispute or claim made by any other person concerning such right, title and interest in such tangible assets.

4.10           Contracts. The Company has provided LNPI a complete and accurate list of all material contracts, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that material contracts do not include: (a) purchase orders received by the Company in the ordinary course of its business from its customers; (b) purchase orders issued by the Company in the ordinary course of its business to its suppliers and subcontractors; or (c) other contracts cancelable within 30 days without penalty or involving less than $50,000 individually and $100,000 in the aggregate.  Except as set forth in the Company Disclosure Schedule, all material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, the Company has performed all material obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been made available to LNPI.

4.11           Customers and Suppliers. The Company has provided to LNPI (a) a list of the customers of the Company accounting for 5% or more of the Company’s sales during fiscal year 2011 showing the approximate total sales by the Company to each such customer during the fiscal year last ended and (b) a current list of the suppliers of the Company from whom the Company has purchased more than 5% of the goods purchased by the Company in fiscal year 2011.  The Company has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in the Company Disclosure Schedule.  Except as set forth in the Company Disclosure Schedule, the Company has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during fiscal years 2011 and 2010, and the Company has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during fiscal years 2011 and 2010. the Company is not bound by, any contract which prohibits the use or publication by the Company of the name of any party to such contract and the Company is not a party to or bound by, any contract which prohibits or in any way restricts the Company from freely providing services to any other customer of the Company or any potential customer of the Company.  Except as set forth in the Company Disclosure Schedule, none of the Company’s customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel a contract of more than $50,000 or materially reduce utilization of the services provided by the Company. The Company Disclosure Schedule sets forth all of the Company's material vendor authorizations and vendor relationships.

4.12           Orders, Commitments and Returns. The Company has provided LNPI with a lists all of the Company backlog orders which are in excess of $25,000. There were no outstanding claims against the Company as of the date hereof to return merchandise or credits against licensing fees with an aggregate value in excess of $25,000 by reason of alleged over shipments, defective merchandise, missed delivery dates, warranty claims, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

4.13           Litigation; Claims and Legal Proceedings. The Company is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting the Company, its management or its properties. The Company has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it except that any material breach of the same will not have a Material Adverse Effect on the Company.

Except as set forth in the Company Disclosure Schedule and to the actual knowledge of the Company, there are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation (other than as noted in the Company Disclosure Schedule) adverse to the business, business prospects, assets, operations or condition (financial or other) of the Company before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party which involve the transactions contemplated herein or which would have a Material Adverse Effect.

4.14           Labor Matters. There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of the Company threatened or involving the Company or any of its present or former employees which would have a Material Adverse Effect. The Company has, to its knowledge, substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours, where the failure to comply with which would have a Material Adverse Effect upon the business, business prospects, assets, operations or condition (financial or other) of the Company. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or penalties for failure to comply with any such provisions of law where such liability or failure would have a Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

4.15           Employee Benefit Plans. Except as set forth in the Company Disclosure Schedule, the Company has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which the Company has any liability (“Employee Benefit Plan”).

4.16           Intellectual Property.

(a)           Set forth in the Company Disclosure Schedule, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, domain names, trade secrets and formulae (collectively, the “Listed Intellectual Property”) of any kind now used in the business of the Company, except mass-market third-party software packages used by the Company.

The Company Disclosure Schedule contains a complete list of all licenses or agreements, to which the Company with respect to any of the Listed Intellectual Property (the “Intellectual Property Licenses”).  Except as set forth in the Company Disclosure Schedule, neither the Company’s operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that the Company’s operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there, to the best of the Company’s knowledge, any infringement by any other Person of any of the Listed Intellectual Property.

(b)           Except as specifically set forth in the Company Disclosure Schedule, the Company is the sole and exclusive owner or licensee of:

(i)           the Listed Intellectual Property and the technology, know-how and processes now used by the Company, or used in connection with any product now being manufactured and sold by the Company; and

(ii)           all rights, title and interest in and to the computer software listed in the Company Disclosure Schedule (“Software”), with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof, copyright in and to each and all works derivative therefrom (including the registrations of copyright listed in the Company Disclosure Schedule), all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software.

(c)           Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), the Company has performed all obligations imposed upon it thereunder, and the Company is not in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in the Company Disclosure Schedule, the Company has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.  No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, Company Shareholders or employee of the Company owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property.  None of the officers of the Company and none of the Company’s employees, and none of its consultants, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than the Company.

(d)  (i) The Company has the right to use all trade secrets, customer lists, graphics, logos, illustrations, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) the Company has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company involved in the design, review, evaluation, development, implementation or support of services or products of the Company or the creation or development of any Listed Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of the Company’s trade secrets and other confidential information and to vest in the Company exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of the Company, all trade secrets and other confidential information of the Company are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company; and (v) to the knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other Person in the course of their work for the Company.

(e)  No Listed Property Right or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company. To the knowledge of the Company, no (i) product, technology, service or publication of the Company, or (ii) material published or distributed by the Company or any statement of the Company, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

4.17           Inventory. The Company has provided LNPI access to a complete list of all inventory acquired since March 31, 2012.  The inventories of the Company which are reflected in the Audited Financial Statement and all inventory items which have been acquired since the fiscal year ended June 30, 2011 consist of raw materials, supplies, work-in-process and finished goods of such quality and in such quantities as are being used and will be usable or are being sold and will be saleable in the ordinary course of its business with full mark-up at prevailing market prices, except to the extent of reserves for obsolete and slow-moving inventories reflected in the Audited Financial Statement.  Such inventories are valued at the lower of cost or market and were determined in accordance with generally accepted accounting principles consistently applied. The Company has not experienced, nor has any reason to believe that it will experience in the foreseeable future, any material difficulty in obtaining, in the desired quantity and quality and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

4.18           Accounts Receivable. All accounts receivable of the Company reflected in the Audited Financial Statements, or existing at the Closing, represent sales actually made in the ordinary course of business, as recognized in accordance with United States generally accepted accounting principals.  Except as described in the Company Disclosure Schedule and in the Audited Financial Statements, the Company has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. The Company’s bad debt reserves and sales return allowances as reflected in the Audited Financial Statements are adequate based on the Company's bad debts and sales returns experience to date.

4.19           Domain Names. The Company Disclosure Schedule sets forth all Internet domain names used by the Company. The Company has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by the Company’s ownership of such domain names.

4.20           Insurance. The Company Disclosure Schedule sets forth all policies of insurance maintained by the Company.  Such insurance policies are appropriate to the Company’s operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.

4.21           Corporate Books and Records.  The Company has furnished to LNPI or its representatives for their examination true and complete copies of its (a) Articles of Incorporation of the Company, including all amendments thereto, (b) the minute books of the Company, and (c) the stock register books of the Company.

4.22           Licenses, Permits, Authorizations, Etc. The Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on the Company’s business, business prospects, assets, operations or condition (financial or other) (“Material Regulatory Consents”). The Company has not received any notification of any failure by it to have obtained any Material Regulatory Consents

4.23           Applicable Laws. The Company has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Personal Property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of the Company, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders

4.24           Environmental Issues. The Company is in compliance in all material respects with applicable United States, state and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency (collectively, “Environmental Laws”) relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances (“Hazardous Substances”).

The Company has not used or permitted to be used, except in compliance in all material respects with all Environmental Laws, its office space, to store, deposit, dispose or of handle any Hazardous Substances.

The Company has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under all applicable Environmental Laws.

The Company has never received any notice of any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of demand letters, requests for information, notices of violation, investigations or proceedings pending or threatened against the Company in connection with the conduct of its business relating in any way to any Environmental Laws.

4.25           Insider Interests. Except as set forth in the Company Disclosure Schedule or the Audited Financial Statements, neither the Company Shareholders nor any of its officer and directors has any interest (other than as a stockholder of the Company) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of the Company, or (b) in any agreement, contract, arrangement or obligation relating to the Company or its present or prospective business or its operations, except for employment agreement, if any.

4.26           Web Sites. The information contained on the Company’s Web sites regarding the Company, its employees, business and products is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

4.27           Full Disclosure. No information furnished by the Company to LNPI in this Agreement (including, but not limited to, the Audited Financial Statements, all information in the Schedules and the other Exhibits hereto) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. To the knowledge of the Company, the Company has not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by the Company, in light of the circumstances in which they were made, not materially misleading.

4.28           No Brokers or Finders.  The Company represents and warrants that neither the Company nor any director, officer, agent or employee acting on behalf of the Company has retained any broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and jointly, represents, warrants and covenants to LNPI with respect to themselves, that the statements contained in this Article 5 are true and correct.

5.1           Power and Authority.  The Company Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered by such shareholder in connection herewith.  All action on the part of the Company Shareholder necessary for the authorization, execution, delivery and performance of the Agreement by the Company Shareholder has been taken and no further authorization on the part of the Company Shareholder is required to consummate the transactions provided for in this Agreement.  When executed and delivered by the Company Shareholder, this Agreement shall constitute the valid and legally binding obligation of the Company Shareholder enforceable in accordance with their respective terms, subject to bankruptcy, moratorium, principles of equity, and other limitations limiting the rights of creditors generally.

5.2           Ownership of and Title to Securities.  The number of shares reflected on the Company Shareholder signature page accurately and completely sets forth all of the Company Shares owned by such Company Shareholder as of the date hereof. The Company Shareholder has good and marketable title to the Company Shares which such shareholder owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

5.3           Investment and Related Representations.

(a)           Securities Laws Compliance.  The Company Shareholder is aware that the offer or sale of the shares of Common Stock to the Company Shareholder has not been registered under the Securities Act, or under any state securities law. The Company Shareholder understands that the shares of Common Stock will be characterized as “restricted securities” under US federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholder agrees that the Company Shareholder will not sell all or any portion of the shares of the Common Stock except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company Shareholder understands that each certificate for the shares of Common Stock issued to the Company Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 6.3 and that LNPI shall refuse to transfer the Common Stock except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

(b)           Investment Representation.  This Agreement is made with LNPI in reliance upon the Company Shareholder’s representation, that the shares of Common Stock to be received by the Company Shareholder are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof, except pursuant to an effective registration statement or exemption under the Securities Act.

(c)           No Public Solicitation.  The Company Shareholder is acquiring the shares of Common Stock after private negotiation and has not been attracted to the acquisition of the shares of Common Stock by any press release, advertising or publication.

(d)           Access to Information.  The Company Shareholder acknowledges having received and reviewed the reports filed by LNPI with the SEC and acknowledges that any information contained therein is deemed disclosed by LNPI for purposes of the LNPI Disclosure Schedule as well as any other disclosures required hereunder.

(e)           Investor Solicitation and Ability to Bear Risk to Loss.  The Company Shareholder, if a corporation or a partnership, has not been organized for the purpose of acquiring the Common Stock. The Company Shareholder acknowledges that it is able to protect its interests in connection with the acquisition of the Common Stock and can bear the economic risk of investment in such securities without producing a material adverse change in the Company Shareholder’s financial condition. The Company Shareholder otherwise has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of the investment in the common stock.

(f)           Investor Status.  The Company Shareholders are “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1           Full Access.  Through the period prior to the Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

6.2           Confidentiality.  Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing party will first seek to obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

6.3           Further Assurances; Cooperation; Notification.

(a)           Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of either party and without further consideration, the party that is the subject of the request will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b)           At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the covenants specified in this Article

6.4           Satisfaction of Conditions Precedent.  Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

6.5           Private Placement.  Subsequent to the Closing, LNPI will use its best efforts to conduct a Private Placement to accredited investors to purchase up to eight (8) Units, at a price of $500,000 per Unit, with each Unit consisting of 1,207,185 shares of LNPI’s Common Stock and 241,437 five-year Warrants to purchase one (1) share of LNPI’s Common Stock at an exercise price of $0.41 per share (the “Private Placement”).  The parties anticipate that the closing of the Private Placement will occur in the amount of at least $3,000,000 will close on or before June 15, 2012, with any remaining unsold portions of the Private Placement to close on or before June 30, 2012.  Baytree Capital Associates, LLC, its designees or assigns, has committed to investing at least $1,000,000 in the Private Placement.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF LNPI

Notwithstanding any other provision of this Agreement to the contrary, the obligation of LNPI to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by LNPI, of each of the following conditions:

7.1           Representations and Warranties True.  The representations and warranties of the Company and the Company Shareholders contained in this Agreement, including without limitation in the Company Disclosure Schedule delivered to LNPI as Exhibit B, will be true, complete and accurate in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

7.2           Performance.  The Company and the Company Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company and the Company Shareholders on or prior to the Closing.

7.3           Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the members of the board of directors of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and LNPI will have received copies thereof.

(c)           LNPI will have received a certificate of good standing of the Company from the State of California and any other states where the Company is qualified to do business, as of the most recent practicable date.

7.4           No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of LNPI, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

7.5           Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction including any pre-approval requirement for foreign listings.

7.6           Appropriate Documentation.  LNPI will have received, in a form and substance reasonably satisfactory to LNPI, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as LNPI may reasonably request.

7.7           Baytree Advisory Agreement.  LNPI shall have executed a two (2) year Advisory Agreement with Baytree Capital Associates, LLC in substantially the form attached hereto as Exhibit D.

7.8           Lock Up.  Each Company Shareholder agreed not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of any shares of LNPI Common Stock or securities convertible into or exercisable or exchangeable into LNPI Common Stock for a period of eighteen (18) months from the Closing Date, except during the period after the first anniversary of the Closing Date and a period of six (6) months thereafter, in such an amount which constitutes less than three percent (3%) in the aggregate of such Company Shareholder’s beneficial ownership of LNPI Common Stock per month.

7.9           Readiness to File Form 8-K.  The Company shall have confirmed, in consultation with the auditors and counsel to Company, that LNPI is prepared to file a Form 8-K within the time allotted by Form 8-K and that the draft of the Form 8-K complies as to form with the requirements of Form 8-K.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE COMPANY SHAREHOLDERS

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Company Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by all the Company Shareholders, of each of the following conditions:

8.1           Representations and Warranties True. The representations and warranties of LNPI contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

8.2           Performance.  LNPI will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by LNPI at or prior to the Closing.

8.3           Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the directors and shareholders of the LNPI to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

8.4           Agreements and Documents.  The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)           a certificate executed on behalf of LNPI by its President confirming that the conditions set forth in Sections 8.1, 8.2, and 8.3 have been duly satisfied;

(b)           resolutions of the board of directors of LNPI, certified by the secretary of LNPI, approving the transactions contemplated by this Agreement, including the issuance of the Purchase Price Shares and the matters referred to in Section 8.3 of this Agreement;

(c)           certificates representing the Purchase Price Shares;

(d)           a certificate of good standing of LNPI from the State of Nevada and any other states where LNPI is qualified to do business, as of the most recent practicable date; and

(e)           letter of resignations pursuant to the terms of this Agreement by Mr. Gianluca Ciccogna Mozzoni, resigning as director and officer of LNPI.

8.5           Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

8.6           Appropriate Documentation.  The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 9 as the Company may reasonably request.

8.7           Reduction in Liabilities.  As of the Closing Date, a certificate executed on behalf of LNPI by its President confirming the amount of LNPI’s outstanding liabilities will not exceed $1,000.

8.8           Resignation of Directors and Officers. Mr. Gianluca Cicogna Mozzoni shall have resigned as the sole officer of LNPI and as sole director of LNPI, effective on the tenth day following the mailing by LNPI of an information statement, to LNPI 's shareholders that complies with the requirements of Section 14(f) of the Exchange Act ("Section 14(f) Effective Date").

8.9           Appointment of Directors.  Messrs. Chris Anthony, James Gevarges and Michael Johnson shall have been appointed to fill vacancies on the LNPI board of directors.

8.10         Appointment of Officers.  The persons as set forth below shall have been appointed as officers of LNPI:

Name	Position
Chris Anthony Steve Jackson Craig Miller	Chairman, Chief Executive Officer and President Chief Financial Officer Secretary

8.11           Amended and Restated Bylaws. LNPI shall have adopted and approved a form of amended and restated bylaws in substantially the form approved by the Company.

8.12           Name Change. LNPI shall have changed its name to Flux Power Holdings, Inc.

8.13           Readiness to File Form 8-K.  The Company shall have confirmed, in consultation with the auditors and counsel to Company, that LNPI is prepared to file a Form 8-K within the time allotted by Form 8-K and that the draft of the Form 8-K complies as to form with the requirements of Form 8-K.

ARTICLE 9
TERMINATION AND ABANDONMENT

10.1           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and LNPI.

10.2           Termination by either the Company or LNPI.  This Agreement may be terminated by either the Company or LNPI if the Closing is not consummated by May 30, 2012 (provided that the right to terminate this Agreement under this Section 10.2 will not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).  This Agreement may be terminated by the Company for a material breach of any representation, warranty, or covenant of LNPI or the failure of any of the Company’s conditions to closing to be satisfied.  This Agreement may be terminated by LNPI for a material breach of any representation, warranty, or covenant of the Company or any Company Shareholder or the failure of any of LNPI’s conditions to Closing to be satisfied.

10.3           Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or LNPI pursuant to this Article 9, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           Each of the parties will, upon request, redeliver all documents and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)           No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)           All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1           Survival of Representations, Warranties and Covenants.  All of the representations, warranties and covenants in this Agreement shall survive the Closing.

11.2           Expenses.  Except as set forth in the following sentence, LNPI, the Company, and the Company Shareholders will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.  Notwithstanding anything to the contrary contained herein, at the closing of the Private Placement, LNPI shall reimburse Baytree Capital Associates, LLC up to $100,000, for all reasonable costs and expenses paid or accrued by Baytree Capital Associates in connection with the negotiation and consummation of the transaction contemplated herein.

11.3           Amendment and Modification.  This Agreement may be amended or modified only by LNPI, the Company, and the Company Shareholders.  All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

11.4           Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by LNPI, on the one hand, and the Company and the Company Shareholders, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder.  Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

11.5           Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity other than a party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

11.6           Notices.  All notices, requests, demands and other communications required or permitted hereunder prior to the Closing will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Company and the Company Shareholders:

2240 Auto Park Way
Escondido, California 92029
Phone: 877-505- 3589
Fax: 760-741-3535

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

If to the LNPI:

40 Wall Street, 58th Floor
New York, NY  10005
Tel: 212-509-1700

or to such other person or address as LNPI will furnish to the other parties hereto in writing in accordance with this subsection.

11.7           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

11.8           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, including facsimile transmissions, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.9           Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

11.10         Entire Agreement.  This Agreement, the schedules, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire Agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.”  There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement, provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

11.11         Remedies and Injunctive Relief.  It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Articles 7.2hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 7.2 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

11.12         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the New York without regard to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the Southern District of New York or the state courts of the State of New York sitting in the County and City of New York in connection with any dispute arising under this Agreement or any of the other related transaction agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LONE PINE HOLDINGS, INC. By: /s/ Gianluca Cicogna Mozzoni ___________________________ Gianluca Cicogna Mozzoni, President and Chief Executive Officer	FLUX POWER INC. By:/s/ Chris Anthony ______________________________ Chris Anthony, President and Chief Executive Officer
Baytree Capital Associates, LLC Solely with respect to Section 6.5 /s/ Michael Gardner _________________________________ Michael Gardner, Managing Member
COMPANY SHAREHOLDERS

/s/ Chris Anthony
_________________________________
Chris Anthony
4,000,000 Company Shares owned

Esenjay Investments, LLC,
a Texas limited liability company

/s/ Michael Johnson
_________________________________
Michael Johnson, Manager
6,764,228 Company Shares owned

/s/ James Gevarges
_________________________________
James Gevarges
2,000,000 Company Shares owned

Schedule A

COMMON STOCK TO BE ISSUED AT CLOSING

Name	Number of Shares of Common Stock of LNPI
Chris Anthony	11,818,816
Esenjay Investments, LLC	19,986,290
James Gevarges	5,909,408
Total	37,715,514